Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2011

•	TiVo reports Net Income of $139.0 million and Adjusted EBITDA of $149.4 million; highest quarterly profit in the Company's history

•	Historic half billion dollar settlement with DISH Network underscores the value of TiVo's intellectual property

•	Mass distribution strategy begins to yield positive results as MSO/Broadcaster subscription trends improve

•	TiVo continues to team with operators of all sizes through variety of advanced television deals, new Comcast agreement most recent highlight

•	Hulu Plus launched, building on the best combination of linear and broadband content in the market

ALVISO, Calif. - May 24, 2011 - TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services, including digital video recorders (DVRs), for consumers, content distributors and consumer electronics manufacturers, today reported financial results for the first quarter ended April 30, 2011.

Tom Rogers, President and CEO of TiVo, said, “This has been a memorable quarter for TiVo. The recent historic half billion dollar settlement with DISH Network highlights the significant value of our intellectual property and creates a recurring high margin licensing revenue stream that greatly enhances our financial profile. Additionally, our momentum as a leader in advanced television continued through deals now in place that include significant guarantees with domestic or international providers that have more than 10 million subscribers. We believe these deals, along with our arrangements with Comcast, Cox and also DirecTV, give us the opportunity to drive significant subscription growth. This quarter we believe we are beginning to see early signs that our strategy is working as evidenced by the reduction in MSO/Broadcaster subscription losses, which are being driven by larger contributions from our new distribution deals as well as lower legacy DirecTV churn. We believe the stage is set for TiVo to continue to be at the forefront of advanced television innovation with a strong, proven portfolio of intellectual property, and growing momentum from our television service provider relationships around the world.”

For the first quarter, service and technology revenues were $38.8 million, compared to our guidance of $36 million to $38 million and compared with $43.2 million for the same period last year and $41.4 million in the fiscal fourth quarter 2011. TiVo reported net income of $139.0 million, compared to guidance of a net loss of ($35) million to ($37) million and a net loss of ($14.2) million in the year ago quarter. Adjusted EBITDA was $149.4 million, compared to guidance of a loss of ($25) million to ($27) million, and a loss of ($6.7) million in the same period a year ago. Adjusted EBITDA includes $175.7 million in past damages from the recent DISH Network settlement and net income includes these past damages and $2.9 million in related interest income. Excluding the impact from the DISH Network past damages and related settlement costs, TiVo's Adjusted EBITDA loss would have exceeded the high-end of the guidance range. Net income per share this quarter on a basic share basis was $1.21 and on a fully-diluted share basis was $1.04.

Rogers continued, “The agreement we reached with DISH Network represents one of the largest technology patent settlements of all time and is further validation of the strength of TiVo's intellectual property. In combination with the previously collected damages of over $100 million, the total monetary compensation to be paid by DISH Network for use of our DVR Time Warp patent will exceed $600 million. Additionally, we expect the licensing revenue stream associated with the settlement as well as the reduction in related litigation expenses will significantly enhance our Adjusted EBITDA profile in the current fiscal year and beyond, underscoring the immense value of our intellectual property. We believe this settlement sets a precedent regarding the strength and enforceability of our intellectual property to others in the industry, especially AT&T, Microsoft and Verizon with which we currently are engaged in patent litigation, and we intend to continue to aggressively defend our intellectual property from infringement.

“Further on the litigation front, we scored a victory several weeks ago when a Microsoft retaliatory action in the Northern District of California was stayed pending a Patent & Trademark Office (PTO) review of the patents asserted by Microsoft. We believe it is likely the PTO review will lead to the invalidation or narrowing of one or more of Microsoft's patents. Separately, we were also granted a stay of the AT&T case against TiVo in the Northern District of California this past quarter. These two stays allow for there to be greater focus where it should be, on the upcoming claim construction hearings against AT&T, Microsoft and Verizon in the Eastern District of Texas as well as slightly reduce our expected litigation spend this year.
“It is important, however, to emphasize that our intellectual property program is but one part of TiVo's long-term growth strategy, and litigation was not the only area of our business where we saw positive developments this past quarter. On the operator front, we continue to win new advanced television distribution deals, which will lead to a growing footprint around the world. We recently entered into a new agreement with Comcast to enable future access to its extensive library of Xfinity TV On Demand content on retail TiVo Premiere set-top boxes, either currently owned or purchased at retail in the future, in a number of Comcast's largest markets. As part of the agreement, Comcast will also provide marketing support and free installation of TiVo Premiere boxes for its customers in regions where access to Xfinity TV On Demand is enabled. With video on demand from Xfinity, which includes content from all five major networks, combined with the broad selection of content choices currently available through TiVo, this product becomes the only way that a cable subscriber can get traditional linear television channels, video on demand from the operator, and the best in broadband content ranging from Netflix, Amazon, YouTube, Blockbuster and recently launched Hulu Plus - all in one box, one user interface and one remote. In our view, there simply is no other solution in the marketplace that is as complete and comprehensive.
“On the international front, the full launch of Virgin Media's TiVo offering is now underway and the early results have been very encouraging. Virgin Media has noted that it received 65,000 pre-orders for the service which Virgin Media is currently in the process of fulfilling, reflecting an unprecedented level of early interest for any U.K. cable product. During Virgin Media's most recent earnings call, Neil Burkett, Virgin Media's CEO said, 'There has been strong early interest for our next-generation home entertainment service, Virgin Media powered by TiVo, and we anticipate consumer demand for this will grow as we accelerate our roll-out. Through TiVo, we're the first major operator to launch a TV service that will ultimately reside on every one of our customers' TV's, PC's, tablets, and mobile devices. It will be the glue that brings together the TV, the social screen, the PC, the personal screen, and the mobile, the remote screen, whether that's a tablet or a smart phone. It will be a truly converged platform.'
“On the TiVo-Owned side of the business, we believe our retail offering remains the most compelling option for universal television consumption and has significant potential to drive growth. We believe our recent retail cable VOD-access deals with Comcast and COX have the potential to materially augment sales as they remove installation hurdles, provide marketing support as well as give our customers access to these operators' VOD libraries. During the first quarter, we spent time taking what we know is a unique product offering and assessing various pricing and messaging points to ensure we put our best marketing foot forward. Consequently, we spent 60% less marketing in the quarter as compared to the same period last year as we continued to assess the best path forward. This testing is to ensure that dollars are spent wisely and efficiently.

"We also continue to believe that consumers want easy access to the vast amount of broadband content choices that are continually increasing. We are focused on adding more of that content to the millions of choices already available on TiVo. As such, we just commenced the roll-out of Hulu Plus to our retail customers with TiVo Premiere boxes, giving these subscribers the ability to access its full array of content streamed instantly to their TVs. This much anticipated offering is a key piece of the content landscape for TiVo Premiere, and represents a huge win for TiVo subscribers.”

Rogers concluded, “A year ago, many questioned the value of TiVo's patents and also whether the distribution deals we have been signing with operators around the globe would have a positive impact on our subscription base. Today, we believe we've made significant progress towards answering both of these questions. Because of our successful efforts in enforcing our intellectual property, and the continued progress of commercial deployments under our various mass distribution deals, we believe we have positioned TiVo well for the future. We are proud of what has been accomplished recently and look forward to what lies ahead for TiVo.”

Management Provides Financial Guidance

For the second quarter of fiscal 2012, TiVo anticipates service and technology revenues in the range of $46 million to $48 million. TiVo anticipates net loss to be in the range of ($25) million to ($27) million, and an Adjusted EBITDA loss to be in the range of ($14) million to ($16) million. This guidance includes ongoing licensing revenue from the DISH Network settlement.

This financial guidance is based on information available to management as of May 24, 2011. TiVo expressly disclaims any duty to update this guidance.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the first quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, May 24, 2011. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 64193682). The Webcast will be archived and available through June 7, 2011 at http://www.tivo.com/ir or by calling (706) 645-9291; and entering the conference ID number 64193682.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2011 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including TiVo's mass distribution strategy and the timing of additional television service provider distribution deals, profitability, financial guidance, and future subscription growth from these television service provider distribution deals, scope and timing of distribution of the TiVo service domestically with RCN, Suddenlink and other operators, and internationally in the UK (with Virgin Media), in Spain (with ONO), in Scandinavia (with Canal Digital) and other regions, the timing, availability, and success of TiVo's marketing and VOD access agreements with Comcast and COX, the strength and future value of TiVo's intellectual property, TiVo's intent to protect and defend its intellectual property, TiVo's expectations regarding its litigation with AT&T, Microsoft, and Verizon, including the results of the re-exam of Microsoft's patents, future TiVo products and services on the TiVo service, future standalone subscription growth and the expected financial impact of TiVo's new pricing, and TiVo's future financial and subscription growth prospects. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2011 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended April 30,
	2011	2010
Revenues
Service revenues	$33,334	$36,244
Technology revenues	5,503	6,973
Hardware revenues	6,915	18,169
Net revenues	45,752	61,386
Cost of revenues
Cost of service revenues	8,800	10,403
Cost of technology revenues	7,020	5,021
Cost of hardware revenues	8,853	19,219
Total cost of revenues	24,673	34,643
Gross margin	21,079	26,743
Research and development	27,228	18,628
Sales and marketing	6,337	7,760
Sales and marketing, subscription acquisition costs	1,233	3,191
General and administrative	22,452	11,697
Litigation Proceeds	(175,716)	—
Total operating expenses	(118,466)	41,276
Income (loss) from operations	139,545	(14,533)
Interest income, includes $2,908 related to litigation proceeds in the three months ended April 30, 2011	3,163	369
Interest expense and other income (expense)	(2,624)	(2)
Income (loss) before income taxes	140,084	(14,166)
Provision for income taxes	(1,059)	(34)
Net income (loss)	$139,025	$(14,200)

Net income (loss) per common share
Basic	$1.21	$(0.13)
Diluted	$1.04	$(0.13)

Income for purposes of computing net income per share:
Basic	139,025	(14,200)
Diluted	140,058	(14,200)

Weighted average common and common equivalent shares:
Basic	115,245,411	111,490,152
Diluted	134,609,476	111,490,152

TIVO INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	April 30, 2011	January 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$161,979	$71,221
Short-term investments	189,248	138,216
Accounts receivable, net of allowance for doubtful accounts of $500 and $275, respectively	191,794	16,011
Inventories	16,663	13,228
Deferred cost of technology revenues, current	13,359	13,760
Prepaid expenses and other, current	8,435	6,983
Total current assets	581,478	259,419
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $46,258 and $44,682, respectively	10,668	10,229
Purchased technology, capitalized software, and intangible assets, net of accumulated amortization of $15,768 and $15,110 respectively	6,579	6,956
Deferred cost of technology revenues, long-term	5,821	2,100
Prepaid expenses and other, long-term	4,922	1,224
Long-term investments	3,400	5,890
Total long-term assets	31,390	26,399
Total assets	$612,868	$285,818
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$28,185	$18,052
Accrued liabilities	30,527	30,115
Deferred revenue, current	32,471	33,792
Total current liabilities	91,183	81,959
LONG-TERM LIABILITIES
Deferred revenue, long-term	34,038	34,857
Convertible senior notes	172,500	—
Deferred rent and other long-term liabilities	284	246
Total long-term liabilities	206,822	35,103
Total liabilities	298,005	117,062
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 120,454,755 and 117,420,874, respectively and outstanding shares are 119,180,595 and 116,475,318, respectively	120	117
Treasury stock, at cost - 1,274,160 shares and 945,556 shares, respectively	(11,845)	(8,660)
Additional paid-in capital	966,705	956,947
Accumulated deficit	(640,200)	(779,225)
Accumulated other comprehensive income (loss)	83	(423)
Total stockholders’ equity	314,863	168,756
Total liabilities and stockholders’ equity	$612,868	$285,818

TIVO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended April 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$139,025	$(14,200)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	2,234	2,221
Loss on disposal of fixed assets	—	42
Stock-based compensation expense	7,657	5,586
Amortization of discounts and premiums on investments	128	—
Non-cash loss on overallotment option	1,536	—
Utilization of trade credits	—	19
Allowance for doubtful accounts	291	32
Changes in assets and liabilities:
Accounts receivable	(176,074)	(2,719)
Inventories	(3,435)	(258)
Deferred cost of technology revenues	(3,277)	(1,450)
Prepaid expenses and other	(471)	570
Accounts payable	10,057	(567)
Accrued liabilities	412	(132)
Deferred revenue	(2,140)	(1,840)
Deferred rent and other long-term liabilities	38	24
Net cash used in operating activities	$(24,019)	$(12,672)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(120,165)	(45,775)
Sales or maturities of long-term and short-term investments	72,001	31,999
Acquisition of property and equipment	(1,939)	(1,181)
Acquisition of capitalized software and intangibles	(281)	—
Net cash used in investing activities	$(50,384)	$(14,957)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible senior notes, net	166,285	—
Proceeds from issuance of common stock related to exercise of common stock options	2,061	28,651
Treasury stock - repurchase of stock for tax withholding	(3,185)	(3,792)
Net cash provided by financing activities	$165,161	$24,859
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$90,758	$(2,770)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	71,221	70,891
Balance at end of period	$161,979	$68,121

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	April 30,		Three Months Ending
	2011	2010	July 31, 2011
	(In thousands)		(In millions)
Net loss	$139,025	$(14,200)	$(27) - $(25)
Add back:
Depreciation & amortization	2,234	2,221	$2
Interest income & expense	(541)	(369)	$2 - $1
Provision for income tax	1,059	34	$0
EBITDA	141,777	(12,314)	$(23) - $(22)
Stock-based compensation	7,657	5,586	$7 - $8
Adjusted EBITDA	$149,434	$(6,728)	$(16) - $(14)

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended April 30,
(Subscriptions in thousands)	2011	2010
TiVo-Owned Subscription Gross Additions:	27	33
Subscription Net Additions/(Losses):
TiVo-Owned	(58)	(51)
*MSOs/Broadcasters	(30)	(45)
Total Subscription Net Additions/(Losses)	(88)	(96)
Cumulative Subscriptions:
TiVo-Owned	1,208	1,414
MSOs/Broadcasters	753	1,095
Total Cumulative Subscriptions	1,961	2,509
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	57%	57%

Included in the 1,208,000 TiVo-Owned subscriptions are approximately 307,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven/Hybrid TV (Australia), Television New Zealand (TVNZ) (New Zealand), Virgin Media (United Kingdom), RCN, Suddenlink, and Comcast (under the prior agreement with Comcast) and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs/Broadcasters pay us are typically based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs/Broadcasters. Our MSOs/Broadcasters subscription data is based in part on reporting from our third party MSOs/Broadcasters partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2011	2010
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,238	1,437
TiVo-Owned subscription cancellations	(85)	(84)
TiVo-Owned Churn Rate per month	(2.3)%	(2.0)%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video-on-Demand services, as well as, increased price sensitivity and installation and CableCARDTM technology limitations may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2011	2010	2011	2010
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,233	$3,191	$6,211	$7,257
Hardware revenues	(6,915)	(18,169)	(40,364)	(60,350)
Less: MSOs/Broadcasters-related hardware revenues	2,765	5,437	12,213	19,961
Cost of hardware revenues	8,853	19,219	58,667	74,552
Less: MSOs/Broadcasters-related cost of hardware revenues	(1,795)	(4,158)	(8,933)	(17,858)
Total Acquisition Costs	4,141	5,520	27,794	23,562
TiVo-Owned Subscription Gross Additions	27	33	154	144
Subscription Acquisition Costs (SAC)	$153	$167	$180	$164

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties’ subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/

Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,
TiVo-Owned Average Revenue per Subscription	2011	2010
	(In thousands, except ARPU)
Total Service revenues	$33,334	$36,244
Less: MSOs/Broadcasters-related service revenues	(3,962)	(3,760)
TiVo-Owned-related service revenues	29,372	32,484
Average TiVo-Owned revenues per month	9,791	10,828
Average TiVo-Owned per month subscriptions	1,238	1,437
TiVo-Owned ARPU per month	$7.91	$7.54

	Three Months Ended April 30,
MSOs/Broadcasters Average Revenue per Subscription	2011	2010
	(In thousands, except ARPU)
Total Service revenues	$33,334	$36,244
Less: TiVo-Owned-related service revenues	(29,372)	(32,484)
MSOs/Broadcasters-related service revenues	3,962	3,760
Average MSOs/Broadcasters revenues per month	1,321	1,253
Average MSOs/Broadcasters per month subscriptions	768	1,120
MSOs/Broadcasters ARPU per month	$1.72	$1.12

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs/Broadcasters may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs/Broadcasters. For example, an agreement that includes contractual minimums may result in a higher than expected MSOs/Broadcasters ARPU if such fixed minimum fee is spread over a small number of subscriptions.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period. The above table shows this calculation.